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                                                                   EXHIBIT 10(c)

                                 PERRIGO COMPANY
                           RESTRICTED STOCK AGREEMENT

            (Under the Perrigo Company 2003 Long-Term Incentive Plan)

TO:      Name

RE:      Notice of Long-Term Incentive Award

Dear First Name:

      This is to notify you that Perrigo Company (the "Company") has granted you an Award under the Perrigo Company 2003 Long-Term Incentive Plan (the "Plan"), effective as of Date, Year (the "Grant Date"). This Award consists of shares of service-based restricted stock. The terms and conditions of this award are set forth in the remainder of this agreement (the "Agreement"). The capitalized terms that are not otherwise defined in this Agreement shall have the meanings ascribed to such terms under the Plan.

                                    SECTION 1

                    RESTRICTED SHARES - SERVICE-BASED VESTING

      1.1 Grant of Restricted Shares. As of the Grant Date, and subject to the terms and conditions of this Agreement and the Plan, the Company grants you # shares of Common Stock ("Restricted Shares")

      1.2 Vesting. Except as provided in Section 1.3, the Restricted Shares awarded hereunder shall vest if you continue in the service of the Company from the Grant Date through the following vesting date (the "Restricted Shares Vesting Date"):

              Vesting Date                         Number of Shares Vesting
              ------------                         ------------------------
                 Date                                   # of Shares

      Except as provided in Section 1.3, if your Termination Date occurs prior to the Restricted Shares Vesting Date, the Restricted Shares awarded under this Agreement shall be permanently forfeited on your Termination Date. The "Restricted Period" with respect to a Restricted Share awarded under this Agreement is the period beginning on the Grant Date and ending on the Restricted Shares Vesting Date (or, if earlier, the date the Restricted Shares vest under Section 1.3).

      1.3. Special Vesting Rules. Notwithstanding Section 1.2 above:

            (a) If your Termination Date occurs by reason of death, Disability or Retirement with the Company's consent, any Restricted Shares awarded under this Agreement that have not vested prior to such Termination Date shall become fully vested.

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            (b) If your Termination Date occurs by reason of Involuntary
Termination for Economic Reasons, any Restricted Shares awarded under this Agreement that would otherwise be scheduled to vest under Section 1.2 in the 24 month period following such Termination Date shall vest on the Termination Date. Any Restricted Shares that are not scheduled to vest during such 24 month period will be permanently forfeited on the Termination Date.

            (c) In the event of a Change in Control of the Company while you are employed by or otherwise providing service to the Company, all Restricted Shares that have not vested or been forfeited prior to the date of such Change in Control shall become fully vested on such date.

      1.4 Terms and Conditions of Restricted Shares. The Restricted Shares granted under this Agreement shall be subject to the following additional terms and conditions:

            (a) Except as may otherwise be specifically permitted under the Plan, Restricted Shares may not be sold, assigned, pledged or otherwise encumbered prior to the end of the Restricted Period.

            (b) Except as otherwise provided in this Agreement, the Employee shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends paid on such shares.

            (c) The stock certificate(s) representing the Restricted Shares shall be issued or held in book entry form. If a stock certificate is issued, it shall be delivered to the Secretary of the Company or such other custodian as may be designated by the Company, to be held until the end of the Restricted Period or until the Restricted Shares are forfeited. Any certificates representing Restricted Shares granted pursuant to this Agreement shall bear a legend in substantially the form set forth below:

                  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Perrigo Company 2003 Long-Term Incentive Plan and an agreement entered into between the registered owner and Perrigo Company. A copy of such plan and agreement is on file in the office of the Secretary of Perrigo Company, 515 Eastern, Allegan, Michigan 49010."

As soon as practicable after the Restricted Period ends with respect to Restricted Shares that have not been forfeited, the Company shall transfer share certificates to the Employee, free of all restrictions; provided, however, the Company may withhold unrestricted shares otherwise transferable to the Employee to the extent necessary to satisfy withholding taxes due by reason of the vesting of the Restricted Shares, in accordance with Section 2.5.

                                    SECTION 2

                          GENERAL TERMS AND CONDITIONS

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      2.1 Nontransferability. The award under this Agreement shall not be transferable other than by will or by the laws of descent and distribution.

      2.2 Cause Termination. If your Termination Date occurs for reasons of Cause, all of your rights under this Agreement, whether or not vested, shall terminate immediately.

      2.3 Award Subject to Plan. Enclosed for your review is a copy of the Plan. The granting of the Award under this Agreement is being made pursuant to the Plan and the Award shall be exercisable or payable, as applicable, only in accordance with the applicable terms of the Plan. The Plan contains certain definitions, restrictions, limitations and other terms and conditions all of which shall be applicable to this Agreement. ALL THE PROVISIONS OF THE PLAN ARE INCORPORATED HEREIN BY REFERENCE AND ARE MADE A PART OF THIS AGREEMENT IN THE SAME MANNER AS IF EACH AND EVERY SUCH PROVISION WERE FULLY WRITTEN INTO THIS AGREEMENT. Should the Plan become void or unenforceable by operation of law or judicial decision, this Agreement shall have no force or effect. Nothing set forth in this Agreement is intended, nor shall any of its provisions be construed, to limit or exclude any definition, restriction, limitation or other term or condition of the Plan as is relevant to this Agreement and as may be specifically applied to it by the Committee. In the event of a conflict in the provisions of this Agreement and the Plan, as a rule of construction the terms of the Plan shall be deemed superior and apply.

      2.4 Adjustments in Event of Change in Common Stock. In the event of a stock split, stock dividend, recapitalization, reclassification or combination of shares, merger, sale of assets or similar event, the number and kind of shares subject to Award under this Agreement will be appropriately adjusted in an equitable manner to prevent dilution or enlargement of the rights granted to or available for you.

      2.5 Withholding. This Award is subject to the withholding of all applicable taxes. The Company may withhold, or permit you to remit to the Company, any Federal, state or local taxes applicable to the grant, vesting or other event giving rise to tax liability with respect to this Award. If you have not remitted the full amount of applicable withholding taxes to the Company by the date the Company is required to pay such withholding to the appropriate taxing authority (or such earlier date that the Company may specify to assist it in timely meeting its withholding obligations), the Company shall have the unilateral right to withhold Common Stock relating to this Award in the amount it determines is sufficient to satisfy the minimum tax withholding required by law. State taxes will be withheld at the appropriate rate set by the state in which you are employed or were last employed by the Company. You may elect to surrender previously acquired Common Stock or to have the Company withhold Common Stock relating to this award in an amount sufficient to satisfy all or a portion of the minimum tax withholding required by law.

      2.6 Compliance with Applicable Law. Notwithstanding any other provision of this Agreement, the Company shall have no obligation to issue any shares of Common Stock under this Agreement if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

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      2.7 Successors and Assigns. This Agreement shall be binding upon any or all successors and assigns of the Company.

      2.8 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan without regard to principals of conflict of laws. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in the Circuit Court in Kent County, Michigan located in Grand Rapids, Michigan or in the United Stated District Court for the Western District of Michigan, and in any appellate court thereof.

                                      ****

      We look forward to your continuing contribution to the growth of the Company. Please acknowledge your receipt of the Plan and this Award on the enclosed copy of this Agreement, and return it to us.

Date                        Very truly yours,

                            ---------------------------------------------
                            Judy L. Brown
                            Executive Vice President & Chief Financial Officer

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                            ACKNOWLEDGMENT OF RECEIPT

      I acknowledge receipt of the Perrigo Company 2003 Long-Term Incentive Plan (the "Plan") provided to me on Date. I further acknowledge receipt of this Restricted Stock Agreement and agree to the terms and conditions expressed herein and in the Plan. I further agree that all decisions and determinations of the Committee (or Chief Executive Officer, if applicable) shall be final and binding.

Date:
      ---------                       ----------------------------------------
                                      NAME

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